Exhibit 99.1

CONTACT:	Tim Mammen	James Hillier
	Chief Financial Officer	Vice President of Investor Relations
	IPG Photonics Corporation	IPG Photonics Corporation
	(508) 373-1100	(508) 373-1467
IPG PHOTONICS REPORTS 25% REVENUE GROWTH FOR FOURTH QUARTER 2016
Achieves Record Year for Sales; Up 12% to $1 Billion
OXFORD, Mass. – February 14, 2017 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the fourth quarter ended December 31, 2016.

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions, except per share data)	2016	2015	% Change	2016	2015	% Change
Revenue	$280.1	$223.6	25%	$1,006.2	$901.3	12%
Gross margin	55.5%	54.6%		54.9%	54.6%
Operating income	$105.2	$83.0	27%	$364.3	$342.0	7%
Operating margin	37.6%	37.1%		36.2%	38.0%
Net income attributable to IPG Photonics Corporation	$75.1	$60.7	24%	$260.8	$242.2	8%
Earnings per diluted share	$1.39	$1.14	22%	$4.85	$4.53	7%
Management Comments
"IPG delivered another year of record results in 2016 exceeding $1 billion in sales for the first time as we celebrate our 10th anniversary as a public company," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "For the fourth quarter of 2016 we reported revenue and EPS above our guidance ranges. Record sales of $280.1 million increased 25% year-over-year for the fourth quarter driven by continued strength in materials processing. We achieved a strong gross margin of 55.5% and a 22% year-over-year increase in earnings per diluted share to a record $1.39, demonstrating the leverage in our operating model."
Materials processing sales in the fourth quarter increased 24% year-over-year, primarily due to solid demand for cutting and micro materials processing applications. Sales to other markets were up 48% from the fourth quarter of 2015 driven by strong growth in telecom related to IPG's recent acquisition and robust organic growth. This was partially offset by lower sales for medical and advanced applications. High-power fiber laser sales had another record quarter with 35% growth year-over-year, while sales of QCW lasers grew by double digits and pulsed lasers by single digits. Medium-power, low-power and laser systems were essentially flat with the prior year. On a geographic basis, IPG reported strong growth in China, Europe, Russia and Japan, while sales in North America were slightly up from the fourth quarter of 2015.
During the fourth quarter, IPG generated $99.3 million in cash from operations and used $27.0 million to finance capital expenditures. During 2016, IPG generated $292.3 million in cash from operations and used $127.0 million to finance capital expenditures. IPG ended the quarter with $830.6 million in cash and cash equivalents and short-term investments, representing an increase of $141.5 million from December 31, 2015.
Business Outlook and Financial Guidance
"The book-to-bill ratio was greater than one in the fourth quarter as order flow remained strong through the quarter," said Dr. Gapontsev. "Backlog for orders with firm shipment dates increased by 23% to $226.7 million from $185.1 million while backlog of frame agreements expected to ship within one year decreased by 27% to $187.2 million from $257.4 million primarily due to the timing of when new frame agreements have been received as, this year, a large number of frame agreements were booked in January 2017."
"Looking ahead, we are building on strong momentum as we capitalize on new growth opportunities with existing and new OEMs and end users. In addition, we are enthusiastic about the new innovative products we are bringing to market to extend our technology lead and address applications beyond our core markets. We are confident in our prospects for strong sales and profitability growth as we enter 2017," concluded Dr. Gapontsev.
IPG Photonics expects revenue in the range of $245 million to $260 million for the first quarter of 2017. The Company anticipates earnings per diluted share in the range of $1.10 to $1.25 based on 53,873,000 diluted common shares, which includes 53,097,000 basic common shares outstanding and 776,000 potentially dilutive options at December 31, 2016. For the full year 2017, IPG Photonics expects revenue growth in the range of 10% to 14%. The annual guidance reflects foreign currency headwinds that the Company estimates will reduce growth by approximately three percentage points. Therefore IPG Photonics expects local currency sales to show stronger growth in 2017 as compared to 2016. As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.94, Russian Ruble 63, Japanese Yen 105 and Chinese Yuan 7.00, respectively.
Conference Call Reminder
The Company will hold a conference call today, February 14, 2017 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the "Investors" section of the Company's website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 407-5790 or (201) 689-8328. An archived version of the webcast will be available for approximately one year on IPG's website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, strong momentum in IPG's business, capitalizing on growth opportunities to expand its business, development and timing of new products and innovative products, extension of technology lead, addressing applications beyond its core markets, continued strong year-over-year sales and earnings growth, guidance for the first quarter of 2017 and annual revenue guidance for full year 2017. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 26, 2016) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(in thousands, except per share data)
NET SALES	$280,121	$223,626	$1,006,173	$901,265
COST OF SALES	124,785	101,583	453,933	409,388
GROSS PROFIT	155,336	122,043	552,240	491,877
OPERATING EXPENSES:
Sales and marketing	10,210	8,640	38,393	31,868
Research and development	22,108	17,769	78,552	63,334
General and administrative	19,637	14,718	66,486	57,192
(Gain) loss on foreign exchange	(1,820)	(2,100)	4,496	(2,560)
Total operating expenses	50,135	39,027	187,927	149,834
OPERATING INCOME	105,201	83,016	364,313	342,043
OTHER INCOME (EXPENSE), Net:
Interest income (expense), net	469	34	1,304	(301)
Other income (expense), net	606	(503)	948	(125)
Total other income (expense)	1,075	(469)	2,252	(426)
INCOME BEFORE PROVISION FOR INCOME TAXES	106,276	82,547	366,565	341,617
PROVISION FOR INCOME TAXES	(31,146)	(21,869)	(105,849)	(99,590)
NET INCOME	75,130	60,678	260,716	242,027
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(3)	(26)	(36)	(127)
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$75,133	$60,704	$260,752	$242,154
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$1.42	$1.15	$4.91	$4.60
Diluted	$1.39	$1.14	$4.85	$4.53
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	53,097	52,714	53,068	52,676
Diluted	53,873	53,434	53,797	53,427

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2016	2015	2016	2015
Cost of sales	$1,439	$1,397	$6,018	$5,316
Sales and marketing	523	532	1,820	1,998
Research and development	1,324	1,109	4,905	4,049
General and administrative	2,349	2,076	8,991	7,626
Total stock-based compensation	5,635	5,114	21,734	18,989
Tax benefit recognized	(1,805)	(1,691)	(6,971)	(6,141)
Net stock-based compensation	$3,830	$3,423	$14,763	$12,848

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS AND OTHER CHARGES

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2016	2015	2016	2015
Step-up of inventory (1)
Cost of sales	$715	$—	$2,100	$—
Amortization of intangible assets
Cost of sales	866	370	2,966	1,403
Sales and marketing	37	38	153	231
Research and development	160	160	640	640
Impairment charge related to long-lived asset
General and administrative	2,857	—	2,857	—
Total acquisition related costs and other charges	$4,635	$568	$8,716	$2,274

(1) Amount relates to Menara step-up adjustment on inventory sold during the period

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2016	2015
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$623,855	$582,532
Short-term investments	206,779	106,584
Accounts receivable, net	155,901	150,479
Inventories	239,010	203,738
Prepaid income taxes	34,128	33,692
Prepaid expenses and other current assets	41,289	25,564
Total current assets	1,300,962	1,102,589
DEFERRED INCOME TAXES, NET	42,442	29,732
GOODWILL	19,828	505
INTANGIBLE ASSETS, NET	28,789	11,904
PROPERTY, PLANT AND EQUIPMENT, NET	379,375	288,604
OTHER ASSETS	18,603	20,095
TOTAL	$1,789,999	$1,453,429
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,188	$2,000
Accounts payable	28,048	26,314
Accrued expenses and other liabilities	102,485	75,667
Income taxes payable	24,554	37,809
Total current liabilities	158,275	141,790
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	36,365	33,307
LONG-TERM DEBT, NET OF CURRENT PORTION	37,635	17,667
Total liabilities	232,275	192,764
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 53,354,579 and 53,251,805 shares issued and outstanding, respectively, at December 31, 2016; 52,883,902 shares issued and outstanding at December 31, 2015	5	5
Treasury stock, at cost (102,774 and 0 shares held)	(8,946)	—
Additional paid-in capital	650,974	607,649
Retained earnings	1,094,108	833,356
Accumulated other comprehensive loss	(178,583)	(181,482)
Total IPG Photonics Corporation stockholders' equity	1,557,558	1,259,528
NONCONTROLLING INTERESTS	166	1,137
Total equity	$1,557,724	$1,260,665
TOTAL	$1,789,999	$1,453,429

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2016	2015
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$260,716	$242,027
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,475	42,415
Provisions for inventory, warranty & bad debt	46,469	39,985
Other	13,848	6,855
Changes in assets and liabilities that used cash:
Accounts receivable/payable	(11,851)	(9,230)
Inventories	(53,626)	(70,565)
Other	(14,743)	5,084
Net cash provided by operating activities	292,288	256,571
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(127,042)	(70,119)
Proceeds from sales of property, plant and equipment	658	164
Purchases of short-term investments	(299,508)	(106,747)
Proceeds from short-term investments	198,808	—
Acquisition of businesses, net of cash acquired	(47,792)	(4,958)
Other	468	93
Net cash used in investing activities	(274,408)	(181,567)
CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	—	(2,340)
Purchase of noncontrolling interests	(950)	—
Proceeds on long-term borrowings	23,750	—
Principal payments on long-term borrowings	(2,594)	(13,333)
Exercise of employee stock options and issuances under employee stock purchase plan	16,183	14,132
Tax benefits from exercise of employee stock options	5,408	6,911
Purchase of Treasury Stock, at cost	(8,946)	—
Net cash provided by financing activities	32,851	5,370
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(9,408)	(19,992)
NET INCREASE IN CASH AND CASH EQUIVALENTS	41,323	60,382
CASH AND CASH EQUIVALENTS — Beginning of period	582,532	522,150
CASH AND CASH EQUIVALENTS — End of period	$623,855	$582,532
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$942	$873
Cash paid for income taxes	$126,964	$91,329